Exhibit 99.1



FOR IMMEDIATE RELEASE                    CONTACT:  PHIL ARMSTRONG
---------------------                              DIRECTOR, INVESTOR
                                                   RELATIONS
                                                   (828) 323-4848
            COMMSCOPE PURCHASES CLAD WIRE FABRICATION EQUIPMENT
                          FROM TEXAS INSTRUMENTS;
     VERTICAL INTEGRATION CREATES LONG-TERM COST REDUCTION OPPORTUNITY
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HICKORY, NC -- (NOVEMBER 30, 1998) -- CommScope (NYSE: CTV), a leader in broadband and high-performance communications cables, announced today that it has signed a definitive agreement to purchase the clad wire fabrication equipment and technology of Texas Instruments Materials & Controls business. This purchase allows CommScope to further vertically integrate its processes, resulting in greater efficiencies that will benefit its customers and shareholders. Financial terms and conditions of the transaction were not disclosed.

The specialized equipment is primarily used to make copper-aluminum and copper-steel center conductors, which are a fundamental component of coaxial cables. These conductors are fabricated by metallurgically bonding metals using heat and pressure.

"The purchase of Texas Instruments' technology and equipment is a natural strategic move and another big step in our ongoing cost reduction program," said Randall W. Crenshaw, Executive Vice President - Procurement and Logistics. "We're excited about this opportunity since clad wire center conductors represent a large portion of our raw material costs. At full capacity, we expect this equipment will be able to produce a significant portion of the center conductors used by CommScope. We also intend to integrate this equipment with ongoing R&D activities to develop new, lower cost processes for the fabrication of clad conductors."

The transaction, which will be funded out of operational cash flow, is subject to customary closing conditions and is expected to be completed in the near future.

Texas Instruments Incorporated is a global semiconductor company and the world's leading designer and supplier of digital signal processing solutions, the engines driving the digitization of electronics.
Headquartered in Dallas, Texas Instruments' businesses also include materials and controls, educational and productivity solutions, and digital imaging.

CommScope is the world's largest manufacturer of coaxial cable and is a leading supplier of high-performance telecommunications cable for LAN and other applications.

Statements in this press release which are other than historical facts are intended to be "forward-looking statements" within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws, and include, but are not limited to, those statements relating to CommScope's relative market position and effects of fabricating bi-metals. While CommScope believes such statements are reasonable, the actual results and effects could differ materially from those currently anticipated. Factors and risks that could cause such differences include, but are not limited to the failure to complete the transaction with Texas Instruments, operating the bi-metals operation successfully, developments in technology, pricing and acceptance of CommScope's products, changes in raw material costs, industry competition, international economic conditions, cable television industry capital spending, the proposed AT&T/TCI merger and other factors. The cautionary statements contained in CommScope's Form 10-Q for the quarter ended September 30, 1998 are incorporated herein by reference.

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